EXHIBIT 12.4

               SOUTHWESTERN ELECTRIC POWER COMPANY
               RATIO OF EARNINGS TO FIXED CHARGES
            FOR THE TWELVE MONTHS ENDED JUNE 30, 1995
                    (Thousands except Ratio)
                           (Unaudited)


Operating Income                                       $159,868

Adjustments:
  Federal and state income taxes                         24,104
  Provision for deferred Federal and
    state income taxes                                   16,604
  Deferred investment tax credits                        (4,215)
  Other income and deductions                             4,621
  Allowance for borrowed and equity funds
    used during construction                              8,668
  Interest portion of financing leases                    2,060

        Earnings                                       $211,710


Fixed Charges:
   Interest on long-term  debt                         $ 44,120
   Amortization of debt issuance cost                     3,558
   Other interest                                         6,560
   Interest portion of financing leases                   2,060

        Fixed Charges                                  $ 56,298


Ratio of Earnings to Fixed Charges                         3.76